Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Braemar Hotels & Resorts Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	1,600,000	(2)	$5.70	(3)	$9,120,000	0.0000927	$845.42
Total Offering Amounts							$9,120,000		$845.42
Total Fee Offsets							—		—
Net Fee Due									$845.42

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Represents 1,600,000 shares of Common Stock available for issuance under the Second Amended and Restated Braemar Hotels & Resorts Inc. 2013 Equity Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on May 11, 2022, which was $ per share.